SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                              FORM 8-K


                            CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                            December 7, 1998
                             Date of Report
                    (Date of earliest event reported)


                         FLEMING COMPANIES, INC.
      (Exact name of registrant as specified in its charter)


          Oklahoma                 1-8140           48-0222760
    (State or other juris-        (Commission    (IRS Employer
   diction of incorporation)      File Number)  Identification)


                    6301 Waterford Boulevard, Box 26647
                      Oklahoma City, Oklahoma   73126
                   (Address of Principal Executive Offices)


                              (405) 840-7200
                         Registrant's telephone number,
                            including area code

Item 5.      Other Events.

On December 7, 1998, Fleming issued the following press release:

FLEMING WILL IMPLEMENT STRATEGIC PLAN TO IMPROVE PERFORMANCE

Plan Focuses Resources to Better Serve Customers & to Increase Earnings; $667 Million Pre-Tax Fourth Quarter 1998 Charge to Support Initiatives

     Oklahoma City, December 7, 1998 -- Fleming (FLM: NYSE) announced today the company is fundamentally shifting its business to focus on core strategic assets in its wholesale and retail operations. This comprehensive plan is designed to improve the competitiveness of the retailers Fleming serves and the company's performance by building stronger operations that can better support long-term growth.

     "We must focus Fleming's resources more intensely than ever before to help our customers win in an increasingly competitive marketplace," said Chairman and CEO Mark Hansen. "We're repositioning for growth by creating a more efficient operation that leverages Fleming's strengths and delivers reliable and responsive service for our customers. Our commitment is to bring our customers a more powerful wholesale system to support their success in the marketplace."

     "In addition to focusing our resources to improve performance in our wholesale and retail operations, we intend to take steps to pursue a targeted growth strategy and to reduce overhead expenses. We are confident this strategic plan offers a well-defined path to improved performance for our customers, company and shareholders," he added.

     Fleming board member Edward C. Joullian III, who recently served as interim chairman, said, "The strategic plan has been well thought out. In addition to the hundreds of hours spent on the plan by company management and Bain & Company, the board met many times over the past eight months to work closely with them on the plan's development. The board stands fully behind the strategic plan. With the plan's successful execution now in the capable hands of our new CEO, we are convinced it will help Fleming turn the corner on the issues it has faced and will provide a great platform that repositions the company for growth."

     The new plan culminates an intensive, eight-month study of all facets of Fleming's operations by the board, senior management and Bain & Company. To support these plans, Fleming will take a pre-tax charge of approximately $667 million in the fourth quarter 1998, of which only $45 million will be cash.

Wholesale Consolidations to Improve Efficiency

     President and Chief Operating Officer Bill Dowd, who managed the company's strategic planning process, said, "We will be optimizing our wholesale operations to more effectively and efficiently support Fleming's retail customers."

     "We simply must create a lower-cost system for our customers. We must provide them with the competitive benefits of greater economies of scale by increasing sales volumes and capacity utilization at each product supply center. We also must improve our productivity for our customers while assuring quality service to meet their needs."

     "Our first priority is to seamlessly transfer our current customers' business to the product supply centers that are best positioned to serve them. We want to ensure they continue to receive high-quality support from us during the transition and in the future," said Dowd. "We have carefully chosen the facilities that are best equipped to meet the needs of our customers whose product supply and services support will be relocated."

     By mid-1999, customers at seven product supply centers that will be sold or closed will be serviced primarily by Fleming's distribution divisions in Nashville, TN; Memphis, TN; Massillon, OH; Lincoln, NE; Kansas City, MO; La Crosse, WI; and Garland and Lubbock, TX. The locations to be divested are: Huntingdon, PA; Laurens, IA; Johnson City, TN; Sikeston, MO; and, as previously announced, El Paso and Houston, TX; and Portland, OR.

     Dowd added, "We are also committed to raising our service and productivity levels as we move forward. To lead our performance improvement programs, we recently appointed a Vice President, Customer Satisfaction Lou Degginger. His mission is to ensure that we satisfy our customers and support their success with efficient, service-oriented operations."

Strategic Wholesale Growth Plans

     Another key part of the strategic plan involves an aggressive new business development program that will leverage the power of Fleming's refocused wholesale operations to earn a greater share of business from existing customers and to attract new customers. Capital investments also will be increased dramatically over the next five years to support the growth of our wholesale operations in targeted markets.

     Hansen said, "We're bullish about the sales and growth opportunities we see for our customers and our company. Based on the detailed market-by-market studies done over the last several months and the competitive advantages we're creating, we're convinced that substantial opportunities exist. Specific growth strategies have been developed for each of our targeted markets. Sales and marketing initiatives to help our customers increase their share of market are already under way."

More Focused Retail Operations

     In its company-owned retail operations, Fleming will concentrate on developing its top-performing chains and groups, which include Baker's, Rainbow Foods and SuperSaver/Sentry
Foods.

     Retail groups and stores that do not meet Fleming's performance standards will be divested. This includes selling the Hyde Park Market chain in Florida.

      "To strengthen our retail operations, we will be infusing winning marketing concepts in the Fleming Retail Group with additional capital for new store development," said Dowd. "We will also intensify our efforts to increase same-store sales."

      "Finding ways to better align our retail and wholesale operations is also vital. Where it is possible to do so, we will be looking for synergies between our retail customers and our company-owned retail chains to create more powerful marketing and procurement programs for all involved. By working together, all Fleming-served customers can compete more successfully," Dowd added.

Reducing Overhead Expenses

     To support improved operating efficiency, overhead expenses will be reduced systemwide. Staff functions at all levels of the organization will be examined and appropriately reset to reflect the new configuration for Fleming's wholesale and retail business.

Anticipated Financial Impact

     The company's primary financial objectives are to earn a return on capital which exceeds the cost of capital, produce net earnings which approach 1% of net sales, and achieve more than $3.00 in earnings per share by the year 2003, all in the context of a growing business. The new strategic plan is an all-encompassing effort to maximize the company's ability to meet or exceed these goals.

     As a consequence of the board's endorsement of the plan, Fleming expects to record in the fourth quarter 1998 a charge of approximately $667 million pre-tax, which includes charges related to the sale or closing of the seven named product supply centers and the transfer of business to nearby centers, the divestiture of the eleven Hyde Park Market retail stores, and write-downs of other assets. The charge is comprised of non-cash write-downs of asset values totaling $622 million ($394 million for goodwill and $228 million for other assets) and $45 million of cash costs for restructuring and other disposition costs. The estimated after-tax impact of the charge in 1998 is $558 million.

     Fleming expects to incur additional charges of approximately
$114 million pre-tax over the next four years for restructuring and other disposition costs which can not yet be recognized for accounting purposes.

     Therefore, total charges for the fourth quarter 1998 through 2002 are estimated to be $781 million pre-tax. Total charges include provisions related to certain other Fleming wholesale, retail and staff operations for which options are being explored. While strategic plan initiatives will be implemented over the next 24 months, the additional charges are anticipated to be expended over the next four years. The sales growth plan extends over the next five years.

     Management believes Fleming possesses the financial strength, including adequate liquidity and cash flows, to implement the strategic plan initiatives. Reported earnings per share for the full year 1998 before the fourth quarter charge are expected to range between $0.85 to $1.00. The charge to be taken in the 1998 fourth quarter will reduce per share results by approximately $14.56. The attached financial addendum provides more descriptive information concerning the charges described above, including the pro forma effect of the 1998 fourth quarter charge on the company's balance sheet.

     Total company net sales are estimated to be between $15 billion and $15.2 billion for the full year 1998. Sales are projected to decrease by $1 billion over the next two years due primarily to the anticipated move to full self-distribution in 1999 of Randall's Food Markets, Inc., the sale of the El Paso distribution center to Furr's Supermarkets, Inc., and the strategic plan initiatives.

     Thereafter, total company net sales are expected to grow between 1 percent and 4 percent per year. EBITDA for 1998 is expected to be $420 million to $440 million. For 1999, EBITDA is expected to decline to $380 million to $400 million; however, EBITDA is positioned for growth thereafter.

     Capital expenditures are expected to be $190 million to $205 million for 1998 and approximate that range through 2003. Because
Fleming will have fewer operating units, maintenance capital expenditures will be lower. This will provide more capital expenditure dollars to support growth.

     Fleming is one of the nation's leading food marketing and distribution companies, serving approximately 3,000 supermarkets in 42 states. The company operates approximately 280 company-owned stores.

     This release, including the financial addendum, includes statements that (a) predict or forecast future events or results,
(b) depend on future events for their accuracy, or (c) embody projections and assumptions which may prove to have been inaccurate, including estimated results for 1998 and expectations for years 1999 and beyond. The projections were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections. These projections, forward-looking statements, and the company's business and prospects are subject to a number of factors which could cause actual results to differ materially, including: adverse effects of the changing industry environment and increased competition; continuing sales declines and loss of customers; exposure to litigation and other contingent losses; failure to implement the strategic initiatives according to plan or to achieve the expected results of such plan; failure of the company to achieve necessary cost savings; failure to develop and implement year-2000 system solutions; and negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments. These and other factors are described in the company's periodic reports available from the Securities and Exchange Commission, including the company's 1997 Form 10-K and subsequent quarter Form 10-Qs. Additionally, statements are made in this release regarding targeted earnings and other financial objectives concerning net earnings as a percent of net sales and return on capital relative to cost of capital. These statements are reflections of company goals and are not intended as projections or forecasts.

Fleming Companies, Inc. (NYSE: FLM)
Analysis of Impairment and
Restructuring Charges and
Pro Forma Impact on the Consolidated Condensed Balance Sheet
(In millions of dollars)

Analysis of Impairment and Restructuring Charges:
(All amounts are estimates)                                      Total for yrs.
                          1998    1999    2000    2001    2002    1998 - 2002
Impairment of assets:
  Goodwill                $394    $ 0     $0      $0      $0             $394
  Other assets             249     26      0       0       0              275
   Total impairment of
    assets                 643     26      0       0       0              669

Other restructuring
 charges                    20     13     16       0       0               49

Total impairment
 and restructuring charges 663     39     16       0       0              718

Other periodic disposition
 and exit costs              4     29     12      13       5               63

Total charges before taxes 667     68     28      13       5              781

Income tax benefit         109     27     11       5       2              154

Total charges after taxes $558    $41    $17      $8      $3             $627

Non-cash charges (pre-tax)$622    $36    $ 0      $0      $0             $658
Cash charges (pre-tax)      45     32     28      13       5              123
  Total                   $667    $68    $28     $13      $5             $781

Cash expended               $9    $38    $41     $17      $8             $113

Impact on the Consolidated Condensed Balance Sheet as of October 3, 1998:
                                 Actual         4th Quarter        Pro Forma
                                10/03/98        1998 Charge        10/03/98
Current assets                  $1,585             $2              $1,587
Investments and other assets       557            (63)                494
Net property and equipment         929           (145)                784
Goodwill, net                      943           (394)                549

Total assets                    $4,014          $(600)             $3,414

Current liabilities             $1,230            $24              $1,254
Long-term debt                   1,130                              1,130
Long-term obligations under
 capital leases                    364                                364
Deferred taxes and
 other liabilities                 164            (66)                 98
Total shareholders' equity       1,126           (558)                568

Total liabilities and
 shareholders' equity           $4,014          $(600)             $3,414

Fleming Companies, Inc. (NYSE: FLM)
Estimates of Selected Income Statement Items
(In millions of dollars)
                                                  For the years
                                             1997                1998
                                             Actual            Estimated Range
Net Sales:
  Food distribution                          $11,914        $11,400 to $11,700
  Retail food                                 $3,459        $3,500 to $3,600
  Total company                              $15,373        $15,000 to $15,200

Total Company (before charge):

  Operating earnings                            $236        $220 to $230
  EBITDA                                        $435        $420 to $440

  Diluted earnings (loss) per share:
    Before extraordinary charge                 $1.02       $0.85 to $1.00
    Charge                                          -       $14.56
    Extraordinary charge                        $0.35            -
    After charges                               $0.67       $(13.56) to $(13.71)

Diluted weighted average shares                37,862       38,100

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FLEMING COMPANIES, INC.

                                        KEVIN TWOMEY
                                        Kevin Twomey
                                        Vice President-Controller
Date:  December 7, 1998